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[MKS LOGO]


                                                           FOR IMMEDIATE RELEASE

                                                            Contact: Ron Weigner
                                      Vice President and Chief Financial Officer
                                                                    978.284.4446


               MKS INSTRUMENTS REVISES THIRD QUARTER 2004 OUTLOOK

     Wilmington, Mass. - September 16, 2004 -- MKS Instruments, Inc. (NASDAQ:
MKSI), a leading worldwide provider of process control technologies for improving productivity in semiconductor and other advanced manufacturing processes, today announced that sales for the third quarter ending September 30, 2004 are expected to be below previous guidance for flat sequential growth due to lower than anticipated orders for the semiconductor capital equipment market along with some stretched out delivery requests and order push outs. Third quarter 2004 sales are now expected to range from $135 to $140 million, or approximately 8 to 11 percent below second quarter 2004 sales of $151.6 million. MKS' third quarter 2003 sales totaled $81.6 million.

     Based on this lower sales volume, third quarter 2004 GAAP earnings could now range from $0.17 to $0.21 per diluted share. Non-GAAP earnings, which exclude amortization of acquired intangible assets of approximately $3.7 million, could range from $0.24 to $0.28 per diluted share in the third quarter of 2004.

     John Bertucci, Chairman and Chief Executive Officer, said, "We have achieved significant sales growth, and our year-over-year growth rate for the nine months could range from 78 to 80 percent. Over the same period, we estimate our semiconductor and thin-film sales growth rate at 101 percent or well above the forecast growth rate of 66 percent for our served semiconductor front-end equipment market. We believe this recent softening in order rates reflects our customers' relatively flat near term outlook, which requires no further increase in pipeline inventory and therefore has reduced demand for our products to a level more closely aligned to our customers' production rates. Although our visibility is limited, we currently anticipate that fourth quarter revenues could be essentially flat and in line with our customers' outlook. We remain focused on managing our costs and executing our strategies for increased profitability at all sales levels."



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     Management plans to release third quarter financial results and fourth quarter outlook after market close on Tuesday, October 19, 2004, and to host a conference call afterward at 5:00 p.m. (Eastern Time). A web cast of the conference call will be available at www.mksinstruments.com.

     MKS Instruments, Inc. is a leading worldwide provider of process control solutions for advanced manufacturing processes such as semiconductor device manufacturing; thin-film manufacturing for flat panel displays, data storage media, architectural glass and electro-optical products; and technology for medical imaging equipment. Our instruments, components and subsystems incorporate sophisticated technologies to power, measure, control, and monitor increasingly complex gas-related semiconductor manufacturing processes, thereby enhancing our customers' uptime, yield and throughput, and improving their productivity and return on invested capital.

     This release contains projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding MKS' future growth and the future financial performance of MKS. These projections or statements are only predictions. Actual events or results may differ materially from those in the projections or other forward-looking statements set forth herein. Among the important factors that could cause actual events to differ materially from those in the projections or other forward-looking statements are the fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to MKS' major customers, potential fluctuations in quarterly results, the challenges, risks and costs involved with integrating the operations of MKS and any acquired companies, dependence on new product development, rapid technological and market change, acquisition strategy, manufacturing and sourcing risks, volatility of stock price, international operations, financial risk management, and future growth subject to risks. Readers are referred to MKS' filings with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q, for a discussion of these and other important risk factors concerning MKS and its operations. MKS is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.



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